Exhibit 10.51

                      EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") entered into on this 27 day of February, 1997, by and between RIGHTCHOICE
MANAGED CARE, INC., a Missouri Corporation (hereinafter "RightCHOICE") and JOHN A. O'ROURKE (hereinafter "O'ROURKE") restates and amends, effective as of February 19, 1997, the terms of that certain Employment Contract made and entered into as of April, 1995, by and between HEALTHLINK, INC., an Illinois Corporation (hereinafter "HEALTHLINK"), and O'ROURKE.
     WHEREAS, RightCHOICE desires to employ O'ROURKE as RightCHOICE's Chairman and Chief Executive Officer on the terms and conditions hereinafter contained, and O'ROURKE desires such employment.
     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties agree as follows:
     1.   EMPLOYMENT
          RightCHOICE shall employ O'ROURKE, and O'ROURKE shall render full-time professional services consistent with those of the Chairman and Chief Executive Officer of RightCHOICE (as applicable as of the effective date of this Agreement) and such other roles and responsibilities that may be reasonably required of O'ROURKE by Blue Cross & Blue Shield of Missouri (hereinafter "BCBSMo") during the term of this Agreement in accordance with the terms and conditions hereinafter set forth.
     2.   SERVICES TO BE PROVIDED BY O'ROURKE
O'ROURKE shall render full-time professional services to RightCHOICE and BCBSMo. His duties shall include, without limitation, the following:
          A. All professional services consistent with those of the Chairman and Chief Executive Officer of RightCHOICE (as applicable on January 1, 1997) and such other roles and responsibilities that may be reasonably required of O'ROURKE by BCBSMo.
          B. All duties that may be reasonably requested by the Board of Directors of RightCHOICE consistent with the position of Chief Executive Officer of RightCHOICE (as applicable on January 1, 1997).
          C. The selection, employment, control and termination of all RightCHOICE employees. Such selection, employment control and termination shall be performed in accordance with authorized budgets, RightCHOICE policies and applicable laws..
          D. Attending all meetings of the Board of Directors of RightCHOICE, all meetings of committees of the Board when so requested by the committee chairman, and any other meetings reasonably requested by the Board of Directors.
          E. Reporting to the Board of Directors at regular and special meetings all significant items of RightCHOICE business and making recommendations concerning disposition thereof.
     3.   APPLICABLE STANDARDS
          O'ROURKE shall render the services required hereunder in accordance with the terms of this Agreement, the Articles of Incorporation, bylaws, policies and procedures of RightCHOICE, all applicable federal, state and/or governmental laws and/or regulations, and directives of the Board of Directors of RightCHOICE.
     4.   COMPENSATION
          As compensation for the services provided by O'ROURKE pursuant to this Agreement, RightCHOICE shall pay O'ROURKE the following amounts:
          4.1. Base Salary.
               RightCHOICE shall pay O'ROURKE base salary at the rate of at least Three Hundred Twenty-Five Thousand Dollars ($325,000) per year. Such base salary shall be reviewed annually by the Compensation Committee of the Board of Directors of RIGHTCHOICE and shall be paid semi-monthly in equal installments on the pay dates established by RightCHOICE for its employees.
          4.2. Annual Incentive Plan Bonus
               O'ROURKE shall be eligible to participate in the Alliance Blue Cross Blue Shield Incentive Plan ("AIP") at an initial target-performance level of Forty-Three Percent (43%) of his pro-rated annual base salary in accordance with the terms of such plan as modified by the Compensation Committee of the Board of Directors of RightCHOICE from time to time.
          4.3. Automobile.
               While O'ROURKE utilizes his current company car, RightCHOICE shall pay the expenses associated with such automobile including maintenance, repair, gasoline, lease cost, and other operating expenses. At the end of that period, RightCHOICE shall provide O'ROURKE with an automobile allowance in the same manner and to the same extent as provided to other RightCHOICE senior executives.
          4.4. Welfare Benefit Plans.
               RightCHOICE shall provide O'ROURKE with long-term total disability income protection, life insurance, accidental death and dismemberment coverage, comprehensive health insurance, travel insurance, and vacation days and personal sick pay days to the same extent and in the same manner as provided for other senior executives of RightCHOICE.
          4.5. Qualified Plan Benefits.
               O'ROURKE shall be entitled to participate in the RightCHOICE 401(k) plan and defined benefit retirement plan, in accordance with their terms, as both may be amended from time-to-time, in the same manner and to the same extent as other senior executives of RightCHOICE.
          4.6. Dues.
               RightCHOICE shall pay O'ROURKE's dues in such professional associations, societies, service organizations, and luncheon clubs and country clubs as are approved by RightCHOICE's Compensation Committee as being in the best interest of RightCHOICE.
          4.7. Other Employee Benefits.
               O'ROURKE shall be eligible to participate in the RightCHOICE Equity Incentive Plan at an initial annual target level of Fifty Percent (50%) of his pro-rated annual base salary, and shall be eligible to participate in any other employee benefit plans, including RightCHOICE's supplemental executive retirement plan and deferred compensation plan, as each may be amended from time-to-time, as approved by the Compensation Committee of RightCHOICE's Board of Directors.
          4.8. Automatic Vesting.
               In the event of Involuntary Termination, or in the event of termination as a result of O'ROURKE's death or disability, or in the event of termination for Good Reason, O'ROURKE's previously unvested Performance Bonuses and Profitability Awards (as described and set forth in the previous Employment Contract by and between HEALTHLINK and O'ROURKE), if any, shall vest automatically on the date of such termination.
          4.9. Tax Consequences.
               Any tax consequences resulting to O'ROURKE from the payment of any amounts pursuant to this Agreement shall be the sole and exclusive responsibility of O'ROURKE without contribution or reimbursement from RightCHOICE. The preceding notwithstanding, HEALTHLINK shall pay all fees and income taxes on earnings within the trust associated with the Irrevocable Trust Agreement dated June 7, 1994.
     5.   TERM AND TERMINATION
          5.1  Term.
               This Agreement shall become effective as of
February 19, 1997, and shall continue in effect until terminated in accordance with Section 5.2 hereof.
          5.2. Termination of Agreement.
               A.   Written Agreement.
                         This Agreement may be terminated by the
mutual written agreement of the parties.
               B.   Termination of O'ROURKE by RightCHOICE.
     RightCHOICE may terminate O'ROURKE's employment, effective as of any date, by giving O'ROURKE, in accordance with Section 7 hereof, at least sixty (60) days in advance, a written Notice of Termination, specifying the effective date of such termination.
               C.   Termination of Employment by O'ROURKE.
O'ROURKE may terminate his employment, effective as of any date, by giving RightCHOICE, in accordance with Section 7 hereof, at least sixty (60) days in advance, a written Notice of Termination, specifying the effective date of such termination.
          5.3. Severance.
               A.   Severance Benefits.
                    Subject to Sections 5.3(B), 5.3(C), 5.3(D)
and 5.3(H)(ii) hereof, O'ROURKE shall become eligible for Severance Benefits in the event of: (a) O'ROURKE's Involuntary Termination, or (b) O'ROURKE, after giving Notice of Termination to RightCHOICE within seventy-five (75) days after first being notified of or becoming aware of an event constituting Good Reason which event is cited as Good Reason in such Notice of Termination, and is not cured or reversed within ten (10) days after RightCHOICE receives such Notice of Termination, terminates his employment for Good Reason within the four (4) month period commencing upon first being notified of or becoming aware of the occurrence of Good Reason.
                    In the event that O'ROURKE becomes entitled
to Severance Benefits, subject to Sections 5.3(B), 5.3(C), 5.3(D) and 5.3(H)(ii) hereof, RightCHOICE will: (i) pay to O'ROURKE an amount equal to three (3) times O'ROURKE's annual base salary in effect immediately prior to such Involuntary Termination or termination for Good Reason, payable in thirty-six (36) substantially equal monthly installments commencing as soon as practicable following the Date of Termination; (ii) pay to O'ROURKE for twelve (12) months starting on the Date of Termination an amount equal to the portion of the monthly premiums (to the extent such premiums are due) for O'ROURKE s health, dental, vision, and life insurance that is equivalent to the portion of the monthly premium for such coverage that RightCHOICE pays on behalf of senior executives employed by RightCHOICE during such twelve month period; and (iii) pay for outplacement services for O'ROURKE of the type customarily provided by RightCHOICE to senior executives at the time of such Involuntary Termination or termination for Good Reason.
               B.   Suspension or Termination of Severance
Benefits; Nonentitlement.
                    (i)  Dispute.
                         If at any time a party to this Agreement
notifies the other party that one party disputes the position of the other party with respect to any provision of Section 5.3 of this Agreement, then RightCHOICE may at any time elect to suspend some or all payments thereunder with respect to O'ROURKE (or elect not to commence such payments if payments have not yet commenced) until such dispute is finally resolved either by mutual written agreement of the parties or a binding arbitration award. If pursuant to such resolution of the dispute, retroactive payments are to be made to O'ROURKE or payments representing reimbursements are to be made to RightCHOICE, then unless otherwise provided under such resolution, such payments shall bear interest at the rate provided in Section 1274(d)(2)(B) of the Code commencing at the time such payments would have been made absent dispute (in the case of retroactive payments) or commencing at the time such payments were made (in the case of reimbursements).
                    (ii) Subsequent Employment.
                         If at any time while O'ROURKE is
entitled to Severance Benefits hereunder, O'ROURKE is employed (including employment by RightCHOICE or any Parent or Subsidiary, or employment by any other employer or any form of self-employment), then: (a) RightCHOICE may in its discretion at any time following the date of commencement of such employment, pay to O'ROURKE the aggregate remaining amounts to be paid to O'ROURKE under Section 5.3(A)(i) hereof, in a lump sum; and/or
(b) payments under Section 5.3(A)(ii) and 5.3(A)(iii) hereof shall cease as of the date of commencement of such employment, but if payments thereunder are made by RightCHOICE subsequent to such date then RightCHOICE may withhold the amount of such payments from the amount otherwise to be paid pursuant to Section 5.3(A)(i) hereof, and O'ROURKE shall pay to RightCHOICE on demand any such excess amount not so withheld, with such excess amount to bear interest at the rate provided in Section 1274(d)(2)(B) of the Code commencing thirty (30) days after such demand.
                    (iii)     Disability.
                         If O'ROURKE is disabled during any
period while O'ROURKE is entitled to Severance Benefits hereunder, then during any such period that O'ROURKE is Disabled, any amounts payable under Section 5.3(A)(i) hereof, during such period shall be reduced (but not to less than zero) by the amounts, if any, paid or to be paid with respect to such period to O'ROURKE pursuant to any long-term disability plan maintained by RightCHOICE or an Affiliate.
                    (iv) Death.
                         If O'ROURKE dies during any period while
O'ROURKE is entitled to Severance Benefits hereunder, then a lump sum amount equal to the total remaining amounts payable to O'ROURKE at the time of O'ROURKE's death under Section 5.3(A)(i) hereof, shall be paid to O'ROURKE's Designated Beneficiary; provided, however, that such lump sum amount shall be reduced, but not to less than zero, by any amounts, if any, payable on account of O'ROURKE's death to any beneficiary other than RightCHOICE or an Affiliate under any RightCHOICE or Affiliate life insurance program.
                    (v)  Criminal Charges.
                         If at any time after Severance Benefits
become payable hereunder and prior to the completion of the payment of such benefits, RightCHOICE becomes aware that O'ROURKE has been charged with a felony, then RightCHOICE may suspend such payments until such criminal charge is resolved. RightCHOICE shall resume payments and make any retroactive payments (with interest on such retroactive payments at the rate provided in
Section 1274(d)(2)(B) of the Code) commencing at the time such payments would have been made absent suspension under this
Section 5.3(B)(v) after such criminal charge is resolved; provided, however, that such payments shall cease and no further payments shall be made at any time O'ROURKE is convicted of, or enters a guilty plea to, such crime by or before a court of competent jurisdiction.
          C.   Limitations on Benefits.
               In the event that the aggregate of any amounts payable to or on behalf of O'ROURKE under this Agreement and under any other plan, agreement or policy of RightCHOICE or any Affiliate would otherwise result in the imposition of tax under
Section 4999 of the Code due to an excess parachute payment, as determined by RightCHOICE's independent auditors, then the amounts payable to or on behalf of O'ROURKE under the Agreement shall be reduced to the extent necessary (but not below zero) so that such aggregate amounts shall not be a parachute payment.
For purposes of determining any limitation under this Section 5.3(C): (a) no portion of any benefit the receipt or enjoyment of which O'ROURKE'shall have effectively waived in writing shall be taken into account, and (b) the value of any non-cash benefit or any deferred payment or benefit shall be determined by the RightCHOICE's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If RightCHOICE's independent auditors determine that payment that would be a parachute payment has been made to O'ROURKE hereunder, then the excess of (x )over (y); where (x) is equal to the amount of such payment actually made hereunder, and (y) is equal to the amount that could be paid hereunder without any amount payable hereunder being a parachute payment, shall constitute a loan by RightCHOICE to O'ROURKE, payable to RightCHOICE upon demand with interest at the rate provided in Section 1274(d)(2)(B) of the Code commencing as of the date or dates of payment by RightCHOICE of such excess amount. The provisions of this Section 5.3(C) shall not apply to any payments referenced in Section 5.4.
          D.   General Waiver and Release.
               O'ROURKE acknowledges that in addition to other conditions set forth in the Agreement, Severance Benefits shall be conditioned upon the prior execution by O'ROURKE of a general waiver and release (hereinafter referred to as "Waiver") as described in this Section 5.3(D), and O'ROURKE shall not be eligible for Severance Benefits unless and until O'ROURKE has executed the Waiver within ninety (90) days following O'ROURKE's termination of employment. The Waiver shall be substantially in the form attached hereto as Exhibit A and shall generally waive all claims O'ROURKE has or may have against RightCHOICE or a Subsidiary or Parent, and any successors or predecessors thereto, and shall release RightCHOICE and each Subsidiary and Parent, and any successors and predecessors thereto, from all liability with respect to any such claims; provided, however, that O'ROURKE shall not waive, and there shall be no release with respect to, any claim (other than a claim disputing the validity of this
Section 5.3(D) or the Waiver) of O'ROURKE to enforce any one or more of the provisions of the Agreement.
          E.   Employee Statement.
               O'ROURKE agrees to abide by the RightCHOICE Code of Business Conduct.
          F.   Covenant Not To Disclose.
               O'ROURKE acknowledges that during the course of O'ROURKE's employment with RightCHOICE, O'ROURKE has or will have access to and knowledge of certain information and data which RightCHOICE considers confidential, and that the release of such information or data to unauthorized persons could be detrimental to RightCHOICE or a Subsidiary or Parent. As a consequence, O'ROURKE hereby agrees and acknowledges that O'ROURKE owes a duty to RightCHOICE not to disclose, and agrees that, during and after the term of O'ROURKE's employment, without the prior written consent of RightCHOICE, O'ROURKE will not communicate, publish or disclose to any person anywhere or use any Confidential Information (as defined below) for any purpose except where necessary or appropriate to carry out O'ROURKE's duties or as required by law or legal process. O'ROURKE will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from becoming known by any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied except where necessary or appropriate to carry out O'ROURKE's duties or as may be required by law or legal process. O'ROURKE will return to RightCHOICE all Confidential Information in O'ROURKE's possession or under O'ROURKE's control when the duties of O'ROURKE no longer require O'ROURKE's possession thereof, or whenever RightCHOICE shall so request, and in any event will promptly return all such Confidential Information if O'ROURKE's employment with RightCHOICE terminates and will not retain any copies thereof. For the purpose of this Agreement, "Confidential Information" shall mean any information or data used by or belonging or relating to RightCHOICE or a Subsidiary or Parent which if disclosed could be detrimental to RightCHOICE or a Subsidiary or Parent, including, but not limited to, any such information relating to RightCHOICE's or a Subsidiary's or Parent's, members or insureds, trade secrets, proprietary data and information relating to RightCHOICE's or a Subsidiary's or Parent's, past, present or future business, price lists, client lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or any other information or data which RightCHOICE advises O'ROURKE is Confidential Information.
          G.   Covenant Not to Compete.
               (i)  O'ROURKE agrees that during the term of
O'ROURKE's employment by RightCHOICE and for a period consisting of the greater of: (i) the period over which any Severance Benefits are to be paid under this Agreement (whether or not payment is accelerated hereunder), or (ii) one year from and after the termination of O'ROURKE's employment (such term of employment and applicable subsequent period are referred to collectively herein as the "Noncompetition Period"), O'ROURKE will not directly or indirectly, without the express written consent of RightCHOICE:
                    (a) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant to or independent contractor of, any person, firm, corporation, partnership, business trust, limited liability company or any other entity or business located in or doing business in RightCHOICE's geographic market (as defined below) which during the Noncompetition Period is engaged in competition in any substantial manner with RightCHOICE, or a Parent or Subsidiary of RightCHOICE, provided O'ROURKE in any such capacity directly or indirectly performs services in an aspect of such business which is competitive with RightCHOICE, or a Parent or Subsidiary of RightCHOICE. Notwithstanding the foregoing, O'ROURKE may invest in the stock of any publicly traded company, but shall not hold more than two percent (2%) of the issued and outstanding securities of any such company; or
                    (b)  divert or attempt to divert clients,
customers or accounts of RightCHOICE which are clients, customers or accounts during the Noncompetition Period; or
                    (c) hire, or attempt to solicit to hire, for any other person, firm, company, corporation, partnership, business trust, limited liability company or any other entity, whether or not owned (in whole or in part) by O'ROURKE, any current employee of RightCHOICE as of the time of such hire or attempt to solicit to hire any former employee of RightCHOICE who has been employed by RightCHOICE within the twelve-month period immediately preceding the date of such hire or attempt to solicit to hire.
               (ii) With respect to O'ROURKE's obligations under this Section 5.3(G), O'ROURKE acknowledges that RightCHOICE's geographic market is the States of Missouri and Kansas and the portion of the State of Illinois that is south of Interstate 80.
               (iii)     The restrictions contained in this
Section 5.3(G) are considered by the parties hereto to be fair, reasonable and necessary for the protection of the legitimate business interests of RightCHOICE.
               (iv) O'ROURKE acknowledges that O'ROURKE's
experience and capabilities are such that, notwithstanding the restrictions imposed in this Section 5.3(G), he can obtain employment reasonably equivalent to his position with RightCHOICE, and that an injunction against any violation of the provision of this Section 5.3(G) will not prevent O'ROURKE from earning a livelihood reasonably equivalent to that provided through his position with RightCHOICE.
          H.   Certain Remedies.
               (i) Recognizing that irreparable injury will result to RightCHOICE in the event of the breach or threatened breach of any of the foregoing covenants and assurances by O'ROURKE contained in this Section 5.3, and that RightCHOICE's remedies at law for any such breach or threatened breach will be inadequate, if after written notice of breach delivered or mailed to O'ROURKE, O'ROURKE takes no satisfactory action to remedy such breach and abide by this Agreement, or absent such notice in the event such breach cannot be remedied, then RightCHOICE, in addition to such other rights or remedies which may be available to it (including, without limitation, recovery of monetary damages from O'ROURKE), shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining O'ROURKE, and each and every person, firm or company acting in concert or participation with O'ROURKE, from the continuation of such breach and, in addition thereto, O'ROURKE shall pay to RightCHOICE all ascertainable damages, including costs and reasonable attorneys fees, sustained by RightCHOICE by reason of the breach or threatened breach of said covenants and assurances. In the event that any suit for injunctive relief or damage is decided adversely to RightCHOICE, RightCHOICE shall pay O'ROURKE's costs and reasonable attorney's fees.
                    (ii) In addition to the remedies described in
Section 5.3(H)(i), in the event of a material breach of this Agreement by O'ROURKE, RightCHOICE shall no longer be obligated to pay any benefits to O'ROURKE under this Agreement.
                    (iii)     The covenants and obligations of
O'ROURKE under this Section 5.3 are each independent covenants and are in addition to and not in lieu of or exclusive of any other obligations and duties of O'ROURKE to RightCHOICE, whether express or implied in fact or in law.
               I.   Definitions.
                    The following definitions shall apply for
purposes of this Agreement:
                    (1)  Cause.  "Cause" shall mean the
occurrence of any one or more of the following events:
                         (i)  RightCHOICE's becoming aware of, or
being notified of, O'ROURKE's conviction of, or O'ROURKE's entry of a guilty plea to, a felony by or before a court of competent jurisdiction
                         (ii) gross failure by O'ROURKE to
perform O'ROURKE's expected duties with RightCHOICE (other than any such failure resulting from O'ROURKE's incapacity due to physical or mental illness or any such actual or anticipated failure occurring after, and not before, the issuance of a Notice of Termination by O'ROURKE for Good Reason which is not thereafter successfully disputed by RightCHOICE) which gross failure occurs or continues after: (a) RightCHOICE delivers to O'ROURKE a written demand for substantial performance that specifically identifies the expected duties of O'ROURKE, the manner in which RightCHOICE believes that O'ROURKE has not substantially performed O'ROURKE's duties and the reasonable time in which O'ROURKE must demonstrate that he is performing or has resumed performance of such duties in order to avoid a determination that a gross failure by O'ROURKE to perform such duties has occurred; and (b) O'ROURKE has failed to demonstrate that he is performing or has resumed performance of the duties specified in such by the time specified in such notice;
                         (iii)     RightCHOICE's becoming aware
of, or being notified of, the willful engaging by O'ROURKE in conduct which RightCHOICE reasonably determines in good faith is likely to be materially damaging or detrimental to RightCHOICE or to a Subsidiary or Parent; or
                         (iv) RightCHOICE's becoming aware of, or
being notified of, a willful and material violation by O'ROURKE of the RightCHOICE Code of Business Conduct
                    (2)  Change in Control.  "Change in Control"
shall mean the occurrence, while O'ROURKE is employed by RightCHOICE and this Agreement is in effect, of any one or more of the following events:
                         (i)  the merger, consolidation or other
reorganization of RightCHOICE in which any class of the outstanding common stock of RightCHOICE is converted into or exchanged for a different class of securities of RightCHOICE, a class of securities of any other issuer except an Affiliate, cash or other property (provided, however, that, regardless of anything to the contrary in this Agreement, the conversion or exchange of Class B common stock of RightCHOICE into Class A common stock of RightCHOICE shall not be deemed to be a Change in Control);
                         (ii) the sale, lease or exchange of all
or substantially all of the assets of RightCHOICE or Parent to any other corporation or entity (except an Affiliate);
                         (iii)     the final adoption, in a
manner making such plan legally effective without any higher level of approval or action, of a plan of complete liquidation and dissolution of RightCHOICE or Parent;
                         (iv) the acquisition (other than
acquisition pursuant to any other clause of this definition) by any person or entity (including without limitation a partnership, limited partnership, syndicate or other group), of more that fifty percent (50%) (based on total voting power) of any class of RightCHOICE's or Parent's outstanding stock (or other equity ownership interests); provided, however, that nothing in this
Section 5.3(H)(2)(iv) shall be construed as deeming a Change in Control to have occurred if any person or entity that is considered to own, directly or indirectly, more than fifty percent (50%) (based on total voting power) of such class of RightCHOICE's or Parent's outstanding stock (or other equity ownership interests) prior to such acquisition, acquires additional shares of such class of stock (or other equity ownership interests);
                         (v)  as a result of or in connection
with a contested election of directors of RightCHOICE, the persons who were directors of RightCHOICE before such election cease to constitute a majority of the directors of RightCHOICE;
                         (vi)  as a result of or in connection
with an election of directors of Parent, the persons who were directors of Parent before such election cease to constitute a majority of the directors of Parent; or
                         (vii)     RightCHOICE ceasing to have
class of its stock listed and actively traded on a nationally recognized stock exchange.
In the event that no single transaction or event has occurred that qualifies as a Change in Control under the foregoing definition, in determining whether a Change in Control has occurred, a series of transactions and/or events may be considered to be a single transaction or event; provided, however, that elections occurring during no more than eighteen
(18) months shall be aggregated for purposes of determining whether a series of transactions or events qualifies as a Change in Control under Section 5.3(H)(2)(v) or 5.3(H)(2)(vi). If a series of transactions and/or events is deemed to constitute a single transaction or event constituting a Change in Control under the preceding sentence, such Change in Control will be deemed to occur on the date of completion of the last transaction or event included in the series of transactions and/or events constituting such Change in Control or such earlier date after the beginning of such series or transactions and/or events as O'ROURKE elects. For purposes of this definition only, no entity shall be considered a Parent or an Affiliate unless such entity had that status prior to the transaction or event (or the first in a series of transactions and/or events aggregated as a single transaction or event pursuant to this paragraph) that would have constituted a Change in Control if such entity did not qualify as a Parent or an Affiliate.
               (3) Code. "Code" shall mean the Internal Revenue Code of 1986 as from time to time amended.
               (4) Date of Termination. "Date of Termination" shall mean the effective date of O'ROURKE's termination of employment. If O'ROURKE delivers a Notice of Termination hereunder to RightCHOICE, then the Date of Termination shall be specified in the Notice of Termination and shall be no less than thirty (30) days following the date such Notice of Termination is delivered or mailed to RightCHOICE in accordance with Section 7 hereof; provided, however, that in such event RightCHOICE shall have the right to accelerate such Date of Termination by written notice of such acceleration delivered or mailed to O'ROURKE in accordance with Section 7 hereof. If RightCHOICE delivers or mails a Notice of Termination hereunder to O'ROURKE, then the Date of Termination shall be the date specified by RightCHOICE in such Notice of Termination.
               (5)  Designated Beneficiary.  "Designated
Beneficiary" shall mean one or more individuals or legal entities designated by O'ROURKE on Exhibit B of this Agreement, except that, if there is no such effective beneficiary designation at the time of O'ROURKE's death, then Designated Beneficiary shall mean the legal representative of O'ROURKE's estate. Exhibit B to this Agreement may be revoked by O'ROURKE at any time by written instrument delivered to RightCHOICE, in which event a new Exhibit B may be completed and executed by O'ROURKE and shall be effective upon receipt by RightCHOICE prior to the date of O'ROURKE's death.
               (6) Disabled. "Disabled" shall mean O'ROURKE is receiving, or is currently entitled to receive pursuant to a determination made by RightCHOICE, benefits under RightCHOICE's long-term disability plan, if any.
               (7) Good Reason. "Good Reason" shall mean the occurrence, without the written consent of O'ROURKE of any one or more of the following events (provided, however, none of the following events shall constitute Good Reason if at the time of the occurrence of such event, or during the three-month period prior to such occurrence, there is Cause):
                    (i) the assignment to O'ROURKE of any duties or responsibilities inconsistent with O'ROURKE's status as Chairman and Chief Executive Officer of RightCHOICE or a substantial adverse alteration in the nature or status of O'ROURKE's responsibilities, job title or position from those in effect immediately prior to such alteration;
                    (ii) a reduction by RightCHOICE in the annual base salary payable to O'ROURKE, or a change to the short-term bonus formula that was applicable to O'ROURKE immediately prior to such change that materially reduces the amount payable at target-level of performance, or a change to the long-term incentive formula that was applicable to O'ROURKE immediately prior to such change that materially reduces the percentage of O'ROURKE's annual base salary being provided at target-level performance under the long-term incentive plan;
                    (iii)     the relocation of O'ROURKE's
principal place of performing his duties as an executive of RightCHOICE to a location in excess of seventy-five miles from the location where O'ROURKE's principal place of performing his duties as an executive of RightCHOICE was located immediately prior to such relocation;
                    (iv) a material reduction in the benefits and perquisites provided O'ROURKE by RightCHOICE immediately prior to such reduction;
                    (v)   RightCHOICE's termination of this
Agreement; or
                    (vi) Blue Cross & Blue Shield of Missouri's
replacement of their President and Chief Executive Officer with an individual other than O'ROURKE.
               (8)  Involuntary Termination.  "Involuntary
Termination" shall mean the termination of O'ROURKE's employment by action of RightCHOICE for any reason other than Cause, disability or death; provided, however, that O'ROURKE's termination of employment by RightCHOICE shall not be an Involuntary Termination if, immediately following such termination, O'ROURKE is employed by another employer that is obligated, by agreement, operation of law or otherwise, to abide by and be bound by the provisions of the Agreement, and, in such event, such employer shall be the successor of and to RightCHOICE's rights and obligations under this Agreement.
               (9)  Notice of Termination.  "Notice of
Termination" shall mean:
                    (i)  a notice from O'ROURKE to RightCHOICE
advising RightCHOICE of O'ROURKE's decision to terminate
O'ROURKE's employment;  or
                    (ii) a notice from RightCHOICE to O'ROURKE
advising O'ROURKE of RightCHOICE's decision to terminate
O'ROURKE's employment.
A Notice of Termination shall be delivered or mailed in accordance with Section 7 of this Agreement. If a Notice of Termination is from O'ROURKE to RightCHOICE and if O'ROURKE believes such termination is for Good Reason, then such Notice of Termination shall specify that such termination is a termination for Good Reason, and shall set forth in reasonable detail the facts and circumstances supporting such belief of O'ROURKE. If a Notice of Termination is from RightCHOICE to O'ROURKE and if RightCHOICE believes such termination is for Cause, then such Notice of Termination shall specify that such termination is for Cause and shall be set forth in reasonable detail in facts and circumstances supporting such belief of RightCHOICE.
               (10) Parent. "Parent" shall mean BCBSMo and any other corporation or other legal entity (other than RightCHOICE) owning, directly or indirectly, fifty percent (50%) or more (based on total voting power) of the outstanding stock (or other equity ownership interest) of RightCHOICE.
               (11) Severance Benefits. "Severance Benefits" shall mean the benefits described in Section 5.3(A) hereof.
               (12) Subsidiary or Affiliate. "Subsidiary" or "Affiliate" shall mean any corporation or other legal entity (other than RightCHOICE) that is part of a group of corporations and/or other legal entities under common control, which group includes RightCHOICE and in which group each entity is deemed to be under common control with the others if it is in an unbroken chain of corporations and/or other legal entities each of which is connected to a common parent entity by having fifty (50) percent or more (based on total voting power) of its outstanding stock (or other equity ownership interest) owned directly or indirectly by that common parent entity; provided, however, that no corporation or other entity shall be considered to be a Subsidiary or Affiliate solely because of its direct or indirect ownership of an interest in The Epoch Group, LC. For purposes of clarity only (and without limiting the generality of the foregoing definition), it is noted that the common parent entity referred to in the foregoing definition qualifies as a Subsidiary or Affiliate.
     5.4  Sale of HEALTHLINK.
          A. Prior to the effective date of this Agreement, O'ROURKE was awarded a bonus (the "O'ROURKE Share") in connection with the Closing, and one-third of the O'ROURKE Share was deposited in escrow, subject to disbursement of one half of the escrow balance on the first anniversary of Closing and the remaining balance on the second anniversary of Closing to O'ROURKE, if prior to the date of each such disbursement O'ROURKE had met certain conditions. The first half of such escrow amount was distributed to O'ROURKE prior to the date of this Agreement. O'ROURKE will be entitled to the remainder of the escrow amount if, as of the second anniversary of the Closing, he has not voluntarily terminated employment with RightCHOICE and his employment with RightCHOICE has not been involuntarily terminated for cause as defined in Section 5.4(B)(iii) (in either case, an "Event of Forfeiture"); provided, however, if (x) O'ROURKE dies or becomes permanently and totally disabled (as defined in the long term disability policy maintained by RightCHOICE for O'ROURKE as of January 1, 1997, while employed by RightCHOICE,
(y) if RightCHOICE terminates O'ROURKE's employment without cause as defined in Section 5.4(B), or (z) if the Agreement terminates other than for an Event of Forfeiture, the entire balance of the escrow shall be immediately disbursed to O'ROURKE or his estate, as the case may be. If an Event of Forfeiture shall occur, the escrow balance shall be immediately disbursed to RightCHOICE; and
          (B) the escrow funds shall be invested in United States Government obligations and the costs of the escrow shall be paid from the escrowed funds. For purposes of Section 5.4(A) only, termination for cause by RightCHOICE shall be limited to
(i) the commission of an act of actual fraud or willful misconduct by O'ROURKE in the course of his employment which materially adversely affects RightCHOICE, (ii) the violation by O'ROURKE of the covenant not to compete contained in Section 5.3(G) of the Agreement, which violation shall continue for a period of thirty (30) days following written notice from RightCHOICE specifying such failure, or (iii) the commission of a felony by O'ROURKE.
     6.   EFFECTS OF TERMINATION
          Upon termination of this Agreement as hereinabove provided, neither party shall have any further obligations hereunder except for: (i) obligations accruing prior to the date of termination of this Agreement, and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement.
     7.   NOTICE
          Any notice, demand or communication required, permitted or desired to be given under this Agreement shall be deemed effectively given when personally delivered or mailed by first class mail or certified mail, addressed as follows:
     if to O'ROURKE:
          John A. O'Rourke
          138 Greenbriar Estates Drive
          St. Louis, MO  63122


     if to RightCHOICE:
          RightCHOICE, Managed Care, Inc.
          c/o Janice Forsyth
          Corporate Counsel
          1831 Chestnut Street
          St. Louis, MO  63103

If either party changes its address during the term of this Agreement, written notice of such change shall be mailed first class to the other party.
     8.   MISCELLANEOUS
          8.1. Successors.
               This Agreement is personal and not assignable by O'ROURKE, but it may be assigned by RightCHOICE, without notice to or consent of O'ROURKE, provided such assignee agrees to abide by and be bound by the provisions of the Agreement. In the event of assignment by RightCHOICE, the Agreement shall thereafter be enforceable by such assignee. During O'ROURKE's lifetime the Agreement and all rights and obligations of O'ROURKE hereunder shall be enforceable by and binding upon O'ROURKE's guardian or other representative in the event that O'ROURKE is unable to act on his own behalf for any reason whatsoever, and upon O'ROURKE's death while this Agreement is in effect, this Agreement and all rights and obligations of O'ROURKE hereunder shall inure to the benefit of and be enforceable by and binding upon O'ROURKE's Designated Beneficiary.
          8.2. Articles and Other Headings.
               The articles and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.
          8.3. Waiver of Breach.
               The waiver by either party of a breach or
violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provision hereof.
          8.4. Governing Law.
               This Agreement supersedes all previous contracts and constitutes the entire Agreement between the parties. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect and no changes or additions hereto shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). Both parties specifically acknowledge that in entering into and executing this Agreement, they rely solely upon the representation and agreements contained in this Agreement and no others. This Agreement shall be interpreted, construed and enforced pursuant to and in accordance with the Laws of the State of Missouri, without regard to Missouri's choice of law provisions.
          8.5. Invalidity of Provisions.
               In the event that any provision of the Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of the Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and shall be enforced as so limited.
          8.6. Binding Arbitration.
               Except for disputes arising under Section 5.4, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in St. Louis, Missouri, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.
          8.7. Withholding of Taxes.
               Company shall cause taxes to be withheld from amounts paid pursuant to the Agreement as required by law.
     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the year and date first above written.
O'ROURKE                           RightCHOICE



BY: /s/ John A. O'Rourke               BY:  /s/ Norman J. Tice
    John A. O'Rourke                        Norman J. Tice, Vice Chairman

                            EXHIBIT A
                   GENERAL WAIVER AND RELEASE


     This General Waiver and Release ("Waiver") is made and

entered into by and among __________________ ("Officer") and

RightCHOICE Managed Care, Inc. including its affiliates,

officers, directors, agents and employees (the "Company").

     WHEREAS, Officer's active employment ended on

_______________, 19    and Officer wants to begin receiving

benefits under the Officer Severance Agreement ("Severance

Agreement"), previously entered into between Officer and Company;

and

     WHEREAS, among other conditions, the Severance Agreement

specifically requires Officer to execute this Waiver in order to receive such severance benefits;

     NOW THEREFORE, for and in consideration of the covenants and undertakings herein set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

     1.   Officer represents and warrants that, as of the date of

this Waiver, to the best of his knowledge, no circumstances exist or have existed which could result in Officer's termination for

Cause or a suspension or termination of benefits under the

Severance Agreement as provided in the Severance Agreement.

     2.   Based on the representations and warranties provided by

Officer in clause No. 1 above, Company hereby acknowledges that

Officer's termination of employment with Company qualifies as either an Involuntary Termination or a Proper Reason Termination

within the meaning of the Severance Agreement.

     3.   Officer agrees that he will not in any way disparage

the Company or its parent, subsidiary or other affiliated

entities, or their respective current or former officers,

directors and/or employees.  Officer further agrees that he will not make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.  Company specifically

reserves the right to suspend or terminate benefits under the

Severance Agreement, if, subsequent to the execution of this

Waiver, Company becomes aware of information, or an event occurs,

which indicates noncompliance with this section or which would otherwise result in a suspension or termination of such benefits in accordance with the provisions of the Severance Agreement.

     4.   Officer agrees to, and does hereby, remise, release,

and forever discharge Company, and each and every one of its parent, subsidiary and other affiliated entities, and their

respective agents, officers, executives, employees, successors,

predecessors, attorneys, trustees, directors, and assigns

(hereafter in this Section 4, all of the foregoing shall be

included in the term "Company"), from and with respect to all matters, claims, charges, demands, damages, causes of action,

debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or may arise between Officer  and

Company including, but not limited to, those in any way related to Officer's employment and/or termination.

     Officer further agrees that he will not file suit or

otherwise submit any other charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons, or organization to take such action on his behalf) against Company arising out of any actions or non-actions that have occurred on the part of Company.  Such claims, complaints, and actions include, but are not limited to,

any based on alleged breach of an actual or implied contract of employment between Officer and Company, or any claim based on alleged unjust or tortious discharge (including any claim of fraud, negligence, or intentional infliction of emotional

distress, any claim of discrimination and/or harassment based on race, age, disability, taking a leave protected under the Family and Medical Leave Act of 1993, and/or any other basis, any claim of retaliation, any allegations of metal pain and suffering, loss of reputation, humiliation or deprivation of Officer's legal rights and any claim for lost salary, damages of any type or description (including, without limitation, punitive,

compensatory or statutory), expenses of any type or description

(including, without limitation, attorney's fees)), any arising under the Civil Rights Act of 1964, 42 U.S.C.  2000e et seq.,

the Age Discrimination in Employment Act, 29 U.S.C.  621 et

seq., the Fair Labor Standards Act of 1938, 29 U.S.C.  201 et

seq., the Rehabilitation Act of 1973, 29 U.S.C.  701 et seq.,

the Americans with Disabilities Act, 42 U.S.C.  2101, the Civil

Rights Act of 1871, 42 U.S.C.  1981, the Family and Medical

Leave Act of 1993, 19 U.S.C.  2601 et seq., the Missouri Human

Rights Act,  213.010 RSMo et seq., the Missouri Workers

Compensation law,  287 RSMo et seq., the Missouri Service Letter

Statute,  290.140 RSMo, or any other federal, state, or local statutes or ordinances.  Officer further agrees that in the event that any person or entity should bring such a charge, claim,

complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.  Officer affirms that he has no charge, claim, complaint or action against Company pending in any government agency or court.

     Notwithstanding the above, Officer shall not waive, and

there shall be no release with respect to, any claim (other than a claim disputing the validity of section 3(D) of the Severance

Agreement or the provisions of this Waiver) of Officer to enforce any one or more of the provisions of the Severance Agreement.

     5.   Pending Lawsuit.  Officer agrees to make himself

available upon three days notice from Company, or its attorneys,

to be deposed, to testify at a hearing or trial or to accede to any other reasonable request by Company in connection with any lawsuit either currently pending against Company or any lawsuit filed after Officer's separation that involves issues relating to

Officer's job responsibilities or to decisions made by him during his employment with Company.

     6.   Injunctive Relief.  In the event of a breach or

threatened breach of any of Officer's duties and obligations under this Waiver, Company shall be entitled, in addition to any other legal or equitable remedies Company may have in connection therewith (including any right to damages that Company may

suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach.

     7.   Invalidity of Provisions.  In the event that any

provision of this Waiver is adjudicated to be invalid or

unenforceable under applicable law, the validity or

enforceability of the remaining provisions shall be unaffected.

To the extent that any provision of this Waiver is adjudicated to be invalid or unenforceable because it is overbroad, that

provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

     8.   Knowing and Voluntary Waiver.  Officer hereby

acknowledges that he is entering into this Waiver knowingly and voluntarily and understands that he is waiving valuable rights he may otherwise be entitled to.

     9.   Governing Law.  This Waiver shall be construed and

governed by the laws of the State of Missouri, excluding its choice of law provisions.

     10.  Gender.  Provisions in this Waiver used in the

masculine gender shall also include the feminine gender, as

appropriate.

     11.  Successors and Assigns.  This Waiver shall be binding upon and inure to the benefit of any successors or assigns of

Officer or Company.

     12.  Defined Terms.  Unless otherwise defined herein,

capitalized terms used herein shall have the meanings assigned to them in the Severance Agreement.

     13.  Miscellaneous.  The foregoing Waiver constitutes the

entire agreement among the parties and there are no other

understandings or agreements, written or oral, among them on this subject.  Separate copies of the document shall constitute

original documents which may be signed separately but which

together will constitute one single agreement.  This Waiver will not be binding on any party, however, until signed by all parties or their representatives.

     IN WITNESS WHEREOF, the undersigned have executed this

General Waiver and Release.

     I HAVE READ THIS GENERAL WAIVER AND RELEASE, UNDERSTANDING
ALL ITS TERMS, AND SIGN IT AS MY FREE ACT AND DEED.


Date:                         ,       Officer

     Subscribed and sworn to before me, a Notary Public, this
day of
                    ,         .


                              Notary Public
My Commission Expires:

     I HAVE READ THIS GENERAL WAIVER AND RELEASE, UNDERSTANDING
ALL ITS TERMS, AND SIGN IT ON BEHALF OF COMPANY AS THE FREE ACT
AND DEED OF COMPANY.


Date:

                                   COMPANY

                              By:    /s/ Norman J. Tice

                              Name:  Norman J. Tice

                              Title: Vice Chairman of the Board


     Subscribed and sworn to before me, a Notary Public, this
day of
                    ,         .



                              Notary Public

My Commission Expires:

                            EXHIBIT B
                   DESIGNATION OF BENEFICIARY
             PURSUANT TO OFFICER SEVERANCE AGREEMENT


Name of Officer          John A. O'Rourke

Original Date of Agreement         February 27, 1997

I hereby designate the following as my Designated Beneficiary. I agree that unless instructed differently by me in writing below, if I designate multiple beneficiaries they shall receive equal shares of the total benefits payable upon my death. I ACKNOWLEDGE THAT THIS BENEFICIARY DESIGNATION WILL APPLY ONLY TO PAYMENT OF ANY SALARY CONTINUATION AMOUNTS THAT MAY BE PAYABLE FOLLOWING MY DEATH AND DOES NOT AFFECT ANY BENEFICIARY DESIGNATION I HAVE OR WILL MAKE WITH RESPECT TO ANY LIFE INSURANCE OR OTHER BENEFITS I MAY OBTAIN THROUGH THE COMPANY OR OTHERWISE.

NAME OF BENEFICIARY      RELATIONSHIP             ADDRESS

Denise O'Rourke               Wife                138 Greenbriar




Date      2/27/97               Officer's Signature    /s/ John A. O'Rourke

     Receipt acknowledged on behalf of Company.

Date      5/27/97               RIGHTCHOICE MANAGED CARE, INC.

                                By /s/ Morry L. Berger